Financial statements and report of independent registered

public accountants

Pre-Paid Legal Services, Inc. Employee Stock

Ownership and Thrift Plan

December 31, 2010 and 2009

Contents

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3

FINANCIAL STATEMENTS

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS	4

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS	5

NOTES TO FINANCIAL STATEMENTS	6

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)	15

Report of Independent Registered Public Accounting Firm

Trustee and Participants
Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan

We have audited the accompanying statements of net assets available for benefits of Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
June 29, 2011

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31,

	2010	2009
ASSETS
Investments, at fair value
Pre-Paid Legal Services, Inc. common stock	$12,271,961	$8,308,594
Mutual funds	5,367,431	4,158,429
Collective trust fund	808,566	753,470
Money market funds	288	1,213
	18,448,246	13,221,706

Receivables
Employer contribution	507,667	512,195
Participant notes	234,525	196,517
Other receivables	489	1,068
	742,681	709,780

Cash and cash equivalents	4,478	3,719

Total assets	19,195,405	13,935,205

LIABILITIES
Accounts payable	4,425	3,719

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	19,190,980	13,931,486

Adjustment from fair value to contract value for interest in collective trust relating
to fully benefit-responsive investment contracts	13,163	36,582

NET ASSETS AVAILABLE FOR BENEFITS	$19,204,143	$13,968,068

The accompanying notes are an integral part of these statements.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year ended December 31,

	2010	2009
Additions to net assets attributed to
Contributions
Employer contributions	$507,667	$512,195
Participant contributions	635,908	660,966
Total contributions	1,143,575	1,173,161

Interest income on participant notes	12,749	13,860

Investment income
Interest and dividend income	142,266	103,376
Net appreciation in fair value of investments	4,526,454	1,664,785
Net investment income	4,668,720	1,768,161

Total additions	5,825,044	2,955,182

Deductions from net assets attributed to
Benefits paid to participants	586,320	648,128
Administrative fees	2,650	2,580
Total deductions	588,970	650,708

NET INCREASE IN NET ASSETS	5,236,074	2,304,474

Net assets available for benefits at beginning of year	13,968,069	11,663,595

Net assets available for benefits at end of year	$19,204,143	$13,968,069

The accompanying notes are an integral part of these statements.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE A - DESCRIPTION OF PLAN

The Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan (the “Plan”) was established on January 1, 1988 for the benefit of the employees of Pre-Paid Legal Services, Inc. and its subsidiaries (the “Company”).  The Plan is administered by a committee (the “Committee”) of three employees appointed by the Company.  The Charles Schwab Bank (“Schwab”) has entered into a Trust Agreement with the Company whereby Schwab acts as Plan Trustee.

The following brief description of the provisions of the Plan is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

Under the terms of the Plan, the Trustee may acquire, hold and dispose of all cash and investments, including common and preferred stock of the Company in accordance with the Committee’s written investment policy.  Participants may direct the investment of 100% of their Elective Deferral and Rollover accounts to any one or more of the investment funds designated by the Committee as permissible under the written investment policy. Also, participants who have completed at least three years of service with the Company may direct the investment of 100% of their employer contribution accounts.

Each participant or beneficiary shall have the sole right to vote shares of Company common stock allocated to such participant’s account.  The right to vote such shares shall be exercised by directing the Trustee as to the manner in which the shares shall be voted.

The Plan is a defined contribution plan covering certain employees of the Company and employees of affiliated companies which are included in the Company’s consolidated tax return.  The Plan year-end is December 31.  All employees at least 21 years of age are eligible to enroll in the Plan on the first day of the month following the date the employee completes one year of service (1,000 hours) within 12 consecutive months of his/her employment date.

The Company may make discretionary contributions to the Plan for each Plan year.  The contributions may vary from year to year and are determined by written action of the Board of Directors of the Company.  The Company’s contribution may be paid to the Trustee either in cash, Company common stock or in other property.

The discretionary matching company contribution is an amount determined by the Company, in its sole discretion, equal to a uniform percentage of eligible participants’ deferred compensation contributions (up to a maximum of 6%) for the Plan year.  The Company intends to make a matching contribution, when added to amounts forfeited by other participants, based on the following percentages, to be allocated at the end of each Plan year to each participant’s Company Contribution Account:

Years of service
on first day of	Matching
Plan year	percentages
0 - 3	50%
4 - 5	75%
6 or more	100%

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE A - DESCRIPTION OF PLAN - CONTINUED

A participant may elect to defer a portion of his compensation in the form of a contribution to his deferred compensation account under the Plan.  Participants contribute to the Plan on a pre-tax basis only.  Subject to the limitations contained in the Plan, a participant may elect to defer any portion of his compensation.  However, a participant may never defer more than the lesser of the Internal Revenue Service limitation ($16,500 for both 2010 and 2009) in any Plan year or 80% of compensation.

Separate accounts are maintained for each participant in the Plan.  When an election is made by the participant to defer part of his compensation, an Employee Deferred Compensation Account is established.  Each participant will also have a Company Contribution Account consisting of discretionary matching contributions made by the Company. A participant who rolls over amounts to the Plan from an eligible retirement plan will also have a Rollover Account.

All amounts in the participant’s accounts are placed in a trust fund and invested by the Trustee.  The Trustee must invest the trust fund solely in the interest of and for the exclusive purpose of providing benefits to the participants and their beneficiaries while minimizing the expenses of administering the Plan.  The Plan allows participants to direct the Trustee as to the investment of their contributions including the portion, if any, to be invested in Company common stock.  The Plan allows participants who have completed at least three years of service with the Company to direct the investment of their employer contributions.

A participant will be entitled to the full amount credited to his Company Contribution Account at the normal retirement date or upon permanent disability or death.  If a participant terminates employment for any reason after he has completed at least one year of service, he will be entitled to receive a portion or all of his account, depending on his years of service.  The percentage of the Company Contribution Account to which a participant is entitled and the percentage forfeited if a participant leaves the Company for reasons other than retirement, permanent disability or death prior to becoming fully vested is computed according to the following formula:

	Vested	Forfeited
Years of service	percentage	percentages
Less than 1	0%	100%
1 but less than 2	20%	80%
2 but less than 3	40%	60%
3 but less than 4	60%	40%
4 but less than 5	80%	20%
5 or more	100%	0%

A participant will always be fully vested in his Employee Deferred Compensation Account and any Rollover Account, regardless of his years of service.

Upon termination of a participant’s employment with the Company, the nonvested portion of the Company Contribution Account is forfeited.  Forfeitures of approximately $35,000 and $10,000 were used to reduce future Company contributions during 2010 and 2009, respectively.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE A - DESCRIPTION OF PLAN - CONTINUED

The Company may amend the Plan at any time to conform to the Internal Revenue Code, Treasury Regulations and Rulings thereunder. The Company has the right to terminate the Plan at any time upon prior written notice to the Trustee and may direct the Trustee to liquidate the shares of participants in the trust fund. Upon termination or permanent suspension of contributions, the accounts of all participants affected thereby shall become nonforfeitable and shall be distributed.

NOTE B - SUMMARY OF ACCOUNTING POLICIES

The following is a summary of the Plan’s significant accounting policies.

1. Basis of Accounting

The Plan’s financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

2. Cash and Cash Equivalents

Cash and cash equivalents consist of the Plan’s linked cash and money fund accounts at a national brokerage firm which may not be federally insured. The Plan has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash and cash equivalents. Money fund amounts have a unit value of $1 and balances are immediately accessible by the Plan.

3. Investments

Investments are presented at fair value (see Note F). The cost of Company common stock sold is determined on the basis of average cost. Actual cost is used as a basis for sales of all other investments. Investment transactions are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

The Plan presents in the statements of changes in net assets available for benefits, the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Investment contracts held by a defined-contribution plan are reported at fair value. However, contract value is the relevant measure attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to a fully-benefit responsive investment contract because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust. The Statement of Net Assets Available for Benefits presents the fair value of the investment in the collective trust as well as the adjustment of the investment in the collective trust from fair value to contract value relating to the investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE B - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

4. Participant Notes

Participant notes are approved by the Committee and cannot be made for an amount less than $1,040 or exceed the lesser of $50,000 reduced by the excess of the highest outstanding balance of loans during the one-year period ending on the day before the loan is made or one-half of the participant’s vested balance. The notes are secured by the participants’ vested interest in the Plan, bear interest and are repayable based upon rates and terms set forth in the Loan Policy. Notes receivable from participants are measured at their unpaid balance plus any accrued but unpaid interest. Delinquent loans are reclassified as distributions based upon the terms of the Plan document.

5. Noncash Contributions

Contributions of Company common stock are recorded at fair value as determined by the market price of Company common stock on the New York Stock Exchange for the day when the company match is contributed.

6. Expenses

The Company elected to pay substantially all of the Plan’s administration expenses in 2010 and 2009 although it is not obligated to do so. Any expenses not paid by the Company are to be paid by the Plan.

7. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

8. Adoption of new accounting standard

In September 2010, FASB issued an amendment, Plan Accounting – Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans, which provides guidance on how loans to participants should be classified and measured by defined contribution plans. That guidance requires participant loans to be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest. The Plan adopted this new guidance in its December 31, 2010 financial statements and has reclassified participants’ notes of $196,517 for the year ended December 31, 2009 from investments to participant notes receivable. Net assets of the Plan were not affected by the adoption of the new guidance.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE C - INVESTMENTS

     The following presents investments that represent 5% or more of the Plan’s net assets as of December 31:

	2010	2009
Common stock - Pre-Paid Legal Services, Inc. (203,684 and 202,254
shares, respectively)	$12,271,961	$8,308,594
SEI Stable Asset (790,052 units)	N/A	753,470
Euro Pacific Growth Fund/R4 (18,565 units)	N/A	700,285

The following table presents the net appreciation (including gains and losses on investments bought and sold, as well as held during the year) by type of investment for the years ended December 31:

	2010	2009
Corporate common stock - Pre-Paid Legal Services, Inc.	$4,016,990	$872,951
Mutual funds	509,464	791,834
	$4,526,454	$1,664,785

NOTE D - TAX STATUS

A favorable determination letter dated November 16, 2005 was received from the Internal Revenue Service indicating that the Plan, as amended through November 1, 2004, qualifies under section 401(a) of the Internal Revenue Code and is exempt from federal income taxes under section 501(a) of the Code. The Plan has been further amended since receiving the determination letter. In January 2009, the Plan was amended and restated and the Company filed with the Internal Revenue Service an application for a favorable determination that the Plan, as so amended and restated, continues to qualify under section 401(a) of the Code and continues to be exempt from federal income taxes under section 501(a) of the Code. The application is still pending with the IRS. However, the Company and the Committee believe that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, the Company and the Committee believe that the Plan continues to be qualified and no provision for income taxes has been included in the Plan’s financial statements.

NOTE E - DISTRIBUTIONS

Former participants may request distribution of their accounts in the form of Company common stock or cash. Former participants who have elected to diversify all or a portion of their Plan accounts into mutual fund investments will receive a distribution of mutual fund shares or cash. Distributions made in 2010 and 2009 consisted of cash of $586,320 and $648,128, respectively.

     There was no balance due to former participants at December 31, 2010 or 2009.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE F - FAIR VALUE MEASUREMENT

     The following fair value hierarchy prioritizes the inputs used to measure fair value of financial assets and liabilities:

Level 1:
Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. Substantially all of the assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3:
Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value. At each balance sheet date, we perform an analysis of all instruments subject to fair value measurements and include in Level 3 all of those whose fair value is based on significant unobservable inputs.

     Following is a description of the valuation methodologies used for assets measured at fair value:

Mutual funds - Valued at the net asset value (“NAV”) of shares held by the Plan at year-end.

Common stock - Valued at the closing price reported on the active market on which the security is traded.

Collective trust fund - Valued based on the fair value of the collective trust’s underlying investments.

The methods described above may produce a fair value that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2010 and 2009:

	2010
	Level 1	Level 2	Level 3	Total
Common stock	$12,271,961	$-	$-	$12,271,961
Mutual funds
Blended funds	2,100,610	-	-	2,100,610
Value funds	1,416,152	-	-	1,416,152
Growth funds	930,440	-	-	930,440
Intermediate-term bond funds	920,229	-	-	920,229
Total mutual funds	5,367,431	-	-	5,367,431
Collective trust funds	-	808,566	-	808,566
Money market funds	-	288	-	288
	$17,639,392	$808,854	$-	$18,448,246

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE F - FAIR VALUE MEASUREMENT - CONTINUED

	2009
	Level 1	Level 2	Level 3	Total
Common stock	$8,308,594	$-	$-	$8,308,594
Mutual funds
Blended funds	1,635,287	-	-	1,635,287
Value funds	1,069,644	-	-	1,069,644
Growth funds	777,826	-	-	777,826
Intermediate-term bond funds	675,672	-	-	675,672
Total mutual funds	4,158,429	-	-	4,158,429
Collective trust funds	-	753,470	-	753,470
Money market funds	-	1,213	-	1,213
	$12,467,023	$754,683	$-	$13,221,706

NOTE G - RELATED PARTY TRANSACTIONS

A significant portion of the Plan’s assets is invested in common stock of the Company. In addition, the Plan invests in a collective fund and various mutual funds that are issued or managed by the Trustee or an affiliate thereof.

NOTE H - RECONCILIATION TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 for the year ended December 31:

	2010	2009
Net assets available for benefits per financial statements	$19,204,143	$13,968,068
Adjustment from fair value to contract value for interest in collective trust
relating to fully benefit-responsive investment contracts	(13,163)	(36,582)
Net assets available for benefits per Form 5500	$19,190,980	$13,931,486

     The Plan’s investment in the collective trust is reported at fair value on Form 5500.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan
NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE I – SUBSEQUENT EVENTS

The Company entered into a certain merger agreement dated January 30, 2011, with MidOcean PPL Holdings Corp. (“Holdings”) and PPL Acquisition Corp. (the "Merger Agreement"). At the effective time (the “Effective Time”) of the Merger (as defined in the Merger Agreement), all common stock of the Company (other than shares of common stock owned by the Company or Holdings and shares held by shareholders exercising appraisal rights) issued and outstanding at such time, including all Company stock held in the Plan, will be automatically cancelled and converted into the right to receive cash merger consideration pursuant to the terms of the Merger Agreement. The Company has amended the Plan to delete the ESOP component effective as of the Effective Time. Cash received by the Plan in connection with the Merger and allocated to Plan participants’ accounts in proportion to the Company Stock held in such accounts immediately prior to the Effective Time will be eligible for participant-directed investment under the terms of the Plan that otherwise govern such investment. Effective as of the Effective Time, the name of the Plan will be changed from "Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan" to "Pre-Paid Legal Services, Inc. 401(k) Plan." From and after the Effective Time, the Plan will no longer be considered or designated as an "employee stock ownership plan" as such term is defined in Section 4975(e)(7) of the Internal Revenue Code, no Plan assets or contributions to the Plan will be invested in capital stock of the Company, and distribution of a participant's Plan benefit will be made in cash.

SUPPLEMENTAL SCHEDULE

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan

SCHEDULE H, LINE 4i--SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2010

(a)	(b)	(c)	(d)	(e)
	Identity of issuer, borrower,	Description of investment, including maturity date,		Current
	lessor or similar party	rate of interest, collateral, par or maturity value	Cost	value
*	Pre-Paid Legal Services, Inc.	Common Stock, 203,684 shares/units	**	$12,271,961
	common stock

	SEI Stable Asset	Common Collective Trust Fund, 821,728.92	**	808,566
		shares/units

	Invesco Real Estate A	Mutual Funds, 9,961.957 shares/units	**	213,684
	American Balance Fund	Mutual Funds, 10,982.06 shares/units	**	196,689
	Euro Pacific Growth	Mutual Funds, 21,995.75 shares/units	**	894,787
	Growth Fund of America	Mutual Funds, 20,578.894 shares/units	**	621,277
	Lazard Emerging Markets Equity	Mutual Funds, 8,530.253 shares/units	**	189,286
	PIMCO Total Return	Mutual Funds, 84,813.702 shares/units	**	920,229
*	Schwab S&P 500 Index Sel	Mutual Funds, 40,646.387 shares/units	**	795,450
	Vanguard Small Cap Growth Index	Mutual Funds, 14,104.163 shares/units	**	309,163
	Vanguard Small Value Index	Mutual Funds 26,598.856 shares/units	**	425,848
	Washington Mutual Fund	Mutual Funds, 29,536.082 shares/units	**	801,018

	Money Market Funds	Money Market Funds		288

		Total Investments		$18,448,246

*	Participant Notes	Participant loans, maturity dates vary though July		$234,525
		2016, interest rates vary between 5.25% and 10.25%

  * Party –in-interest
** Cost not required for participant-directed investments